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                                                                    EXHIBIT 14.1




                                WEST POINTE BANK
                                AND TRUST COMPANY




                                 CHIEF EXECUTIVE
                           AND CHIEF FINANCIAL OFFICER
                              CODE OF ETHICS POLICY


                              APPROVED BY THE BOARD
                                DECEMBER 23, 2003



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                       WEST POINTE BANK AND TRUST COMPANY
                               CHIEF EXECUTIVE AND
                             CHIEF FINANCIAL OFFICER
                              CODE OF ETHICS POLICY

This West Pointe Bank And Trust Company ("Bank") Chief Executive and Chief Financial Officer Code of Ethics Policy ("Financial Code") has been adopted by the Bank's Board of Directors ("Board") to summarize the minimum standards applicable to the Chief Executive Officer and the Chief Financial Officer ("Senior Officers").

Even though the Bank's equity securities are not publicly traded, as a company with public reporting responsibilities, it is of critical importance that the Bank's filings with the United States Securities and Exchange Commission and others be accurate and timely. While it is the Bank's policy that all of our employees, directors, and agents are held to the highest standards of honest and ethical conduct when conducting the Bank's affairs, the Senior Officers bear a special responsibility for promoting integrity throughout the Bank, with responsibilities to both internal and external stakeholders. The Senior Officers have a unique role in that they must both adhere to these guiding principles themselves, and they must ensure that a culture exists throughout the Bank as a whole that ensures the fair, timely and accurate reporting of the Bank's financial results and condition. This Financial Code is intended to supplement and is in addition to the Bank's general policies requiring honest and ethical conduct of all employees, directors and agents.

Because of this special responsibility to the Bank and its internal and external stakeholders, the Senior Officers are bound by this Financial Code to:

GENERAL STANDARDS OF ETHICAL BEHAVIOR

o Act with honesty and integrity, practice and promote ethical conduct, and disclose to the Board any material transaction or relationship that reasonably could be expected to give rise to actual or apparent conflicts of interest between the Senior Officer's personal and professional relationships and interests of the Bank.

o Provide information that is complete, objective, relevant and otherwise necessary to ensure full, fair, accurate, timely and understandable disclosure in reports and documents that the Bank files with, or submits to, the Securities and Exchange Commission or others, and in other public communications made by the Bank.

o Comply with applicable laws, rules, standards and regulations of federal, state and local governments, and other relevant private and public regulatory, listing and standard-setting agencies.

o Avoid any breach of fiduciary duty, any self-interested transactions with the Bank or any of its affiliates, and promptly report to the Board any conduct that the



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         Senior Officer believes is or may be in violation of law, regulations, business ethics or of any provision of this Financial Code, including any transaction or relationship that reasonably could be expected to give rise to such a violation.

o Avoid engaging in any activity that would compromise their professional ethics or otherwise prejudice their ability to carry out their duties to the Bank.

o Communicate all relevant information, professional judgments or opinions openly and honestly with the Bank's executive management and accountants engaged in financial audits of the Bank.

o Encourage open communication and full disclosure of financial information by all employees by providing a well-understood process under which management is kept informed of important financial information, including any departures from sound policy, practice, and accounting norms.

o Ensure that all relevant staff members understand the Bank's open communication and full disclosure standards and processes.

o Refrain from disclosing confidential information acquired in the course of their work except where authorized, unless legally obligated to do so.

o Inform subordinates, as appropriate, regarding the confidentiality of information acquired in the course of their work and monitor, as needed, to ensure that subordinates maintain that confidentiality.

o Refrain from using or appearing to use confidential information acquired in the course of their work for unethical or illegal advantage, either personally or indirectly through others.

STANDARDS REGARDING FINANCIAL RECORDS AND REPORTING

o Establish appropriate systems and procedures to ensure that business transactions are recorded on the Bank's books in accordance with Generally Accepted Accounting Principals (GAAP), established company policy, and applicable regulatory pronouncements and guidelines.

o Establish appropriate policies and procedures for the protection and retention of accounting records and information as required by applicable law, regulation, or regulatory guidelines.

o Establish and administer financial accounting controls that are appropriate to ensure the integrity of the financial reporting process and the availability of timely, relevant information for the safe, sound and profitable operation of the Bank.



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o        Completely disclose all relevant information reasonably expected to be needed by the Bank's regulatory examiners and the internal and external auditors for the full, complete, and successful discharge of their duties and responsibilities.

Any amendment to this Financial Code may only be made by the Board and will be promptly disclosed publicly in accordance with applicable laws, rules and regulations.

If a Senior Officer is faced with a difficult ethical decision or has doubts as to the appropriate course of action in a particular situation, he or she should consult with the Board. Each Senior Officer will be held accountable for adherence to this Financial Code. Violations of this Financial Code, including failures to report actual or potential violations by others, will be viewed by the Bank as a serious disciplinary matter that may result in adverse personnel action, up to and including termination of employment. If a Senior Officer believes that a violation of this Financial Code has occurred, he or she must promptly inform the Board.